SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 6, 2001

PROTECTIVE LIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-12332	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South, Birmingham, Alabama	35223
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (205) 879-9230

N/A
(Former name or former address, if changed since last report.)

Item 5. Other Events

        On August 6, 2001, Registrant issued a press release to announce that its Chairman and Chief Executive Officer, Drayton Nabers, Jr., plans to retire at the end of the year. Mr. Nabers will continue to serve as Chairman of Protective's Board of Directors. The Board of Directors elected John D. Johns, who currently serves as President and Chief Operating Officer, as Chief Executive Officer effective upon the retirement of Mr. Nabers. This press release is included as Exhibit 99 to this Form 8-K.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROTECTIVE LIFE CORPORATION
BY/s/Jerry W. DeFoor
Jerry W. DeFoor
Vice President and Controller

Dated:   August 6, 2001

Exhibit Index

Exhibit Number	Description	Page Number
99	Press Release Dated August 6, 2001

Exhibit 99

DRAYTON NABERS, JR. ANNOUNCES RETIREMENT:
JOHN D. JOHNS TO BECOME CEO

BIRMINGHAM, Alabama (August 6, 2001). Drayton Nabers, Jr., currently Chairman and Chief Executive Officer of Protective Life Corporation (NYSE:PL) of Birmingham, Alabama, today announced that he intends to retire as Chief Executive Officer at the end of the year. Mr. Nabers will continue to serve as Chairman of Protective's Board of Directors. The Board of Directors elected John D. Johns, who currently serves as President and Chief Operating Officer, as Chief Executive Officer effective upon the retirement of Mr. Nabers.

In announcing his retirement, Mr. Nabers said, “My association with Protective has been one of the great blessings of my life. Our successes are the result of the dedication and resourcefulness of all of our employees and their commitment to our Company’s values. I am particularly fortunate to have followed Billy Rushton, who built a strong foundation, and to have as my successor Johnny Johns, in whom I and everyone else in the Company have tremendous confidence. Johnny is a strong leader and has great strategic insight. He has the highest integrity and brings enthusiasm to all he does. Our future under his leadership is indeed a bright one.”

Mr. Nabers’ association with Protective spans four decades, beginning with his representation of the Company as an attorney in the 1970‘s. He joined Protective in 1979 as Senior Vice President and General Counsel, becoming President and Chief Operating Officer in 1982 and Chief Executive Officer in 1992. During the course of his tenure as Chief Executive Officer, Protective’s assets grew from $3.3 billion to $17.0 billion, and market capitalization increased from $0.3 billion to $2.2 billion. During the same period, annual operating earnings per share grew from $.69 to $2.39, and the market value of a share of Protective’s common stock increased from $6.00 to $31.62.

Mr. Johns, 49, has served at Protective Life Corporation since 1993. Prior to assuming the position as President and Chief Operating Officer in 1996, Mr. Johns served as Executive Vice President and Chief Financial Officer.

Commenting on his predecessor, Mr. Johns said, “Drayton is a remarkable person. By any measure, Protective has experienced tremendous growth and great success under his leadership. The numbers speak for themselves. But Drayton has succeeded in more ways than one. He is known and respected throughout the insurance industry for his integrity and commitment to the highest ethical standards. He is a civic leader and a man of faith. He has a wonderful family. He is admired by our employees for his commitment to our corporate values and his interest in each one of them. To me, he has been a great mentor and friend. Our management team will do its best to continue his legacy at Protective.”

Protective Life Corporation provides financial security through insurance and investment products throughout the United States. It has annual revenue of approximately $2.0 billion and assets of $17.0 billion.

FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following trends and uncertainties: we are exposed to many types of risks that could negatively affect our business; we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from year to year, and actual results could differ from our expectations; we could be forced to sell investments at a loss to cover policyholder withdrawals; interest-rate fluctuations could negatively affect our spread income or otherwise impact our business; insurance companies are highly regulated; tax law changes could adversely affect our ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; a decrease in sales or persistency could negatively affect our results; our investments are subject to risks; our growth from acquisitions involves risks; we are dependent on the performance of others; and our reinsurance program involves risks. Please refer to Exhibit 99 of Protective Life Corporation’s most recent Form 10-K/10-Q for more information about these factors that could affect future results.

CONTACTS:

John D. Johns
President and Chief Operating Officer
(205)868-4400

Jerry W. DeFoor
Vice President and Controller
(205)868-3515